Exhibit (a)(5)(B)

INVE Technologies Announces Revised Preliminary Third Quarter 2026 Financial Results

Santa Ana, Calif. — October 30, 2026 — INVE Technologies, Inc. (NASDAQ: INVE) (the “Company”) today announced a revision to its preliminary unaudited financial results for the third quarter ended September 30, 2026, that were previously issued on October 21, 2026.

The original press release reported preliminary net income of $0.4 million to $0.8 million, and preliminary net income per share of $0.01 to $0.02. These metrics have been revised to preliminary net loss of $1.1 million to $1.3 million and preliminary net loss per share of $0.05 to $0.06, respectively. The revisions to these preliminary financial results reflect post-closing adjustments associated with the asset sale to Trackonomy Systems, Inc., specifically working capital adjustments and post-closing acceptance of certain customer contracts. All other preliminary results, including the Company’s expected cash balance as of September 30, 2026 of $87.1 million, remain unchanged.

The preliminary financial results are subject to revision based upon the completion of the Company’s quarter-end financial closing procedures and the review of its interim financial statements by its independent registered public accounting firm. The Company’s independent registered public accounting firm expresses no opinion or any other form of assurance with respect to the preliminary financial results. Actual results may differ materially from the preliminary estimates.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of management and can be identified by words such as “anticipate,” “believe,” “continue,” “plan,” “will,” “intend,” “expect,” and similar references to the future. Any statement that is not a historical fact, including statements regarding the Company’s preliminary estimated financial results for the third quarter ended September 30, 2026, is a forward-looking statement. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the completion of the Company’s quarter-end financial closing procedures and adjustments to its preliminary estimated financial results for the third quarter ended September 30, 2026, auditor review procedures, and the other factors discussed in the Company’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2025, as amended, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, and subsequent reports it files with the Securities and Exchange Commission. Forward-looking statements are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INVE Technologies Investor Relations Contact:
IR@invetechnologies.com

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